Exhibit 4.72

English Translation

Beijing Gamease Age Digital Technology Co., Ltd.

(as Service Receiver)

And

Beijing Changyou Chuangxiang Software Technology Co.,Ltd.

(as Service Provider)

Services and Maintenance Agreement

January 1, 2021

TABLE OF CONTENTS

1.	Definition	1
2.	Exclusive Commission	2
3.	Scope of Integrated Service	2
4.	Authorization	3
5.	Payment and Settlement of Integrated Service Fee	4
6.	Party A’s Promises	5
7.	Party B’s Promises	5
8.	Tax	6
9.	Representations and Warrants	6
10.	Indemnification and Limitation of Liability	7
11.	Breach of Contract	7
12.	Force Majeure	8
13.	Termination	8
14.	Governing Law and Dispute Resolution	8
15.	Notice	9
16.	Miscellaneous	9

Services and Maintenance Agreement

This Services and Maintenance Agreement (“Agreement”) is entered into by and between following two parties as of January 1, 2021:

(1)

Beijing Gamease Age Digital Technology Co., Ltd., with its registered address of Rm. 407, 4/F, Building1, Courtyard Skirt House, No.65, Bajiao East Street, Shijingshan District, Beijing (“Party A”); and

(2)

Beijing Changyou Gamespace Software Technology Co., Ltd., with its registered address of Rm. 507, 5/F, Building 3, South Block, Main Building, No.65, Bajiao East Street, Shijingshan District, Beijing (“Party B”).

(In this Agreement, Party A and Party B are called collectively as the “Parties” and respectively as “Party” or “Other Party”)

WHEREAS:

Party A is a liability company duly incorporated and validly existing under the PRC law, engaging in Internet information services and other value-added telecom services.

1.	Party A is an online game operator established and approved of under the laws of the People’s Republic of China (“PRC” or “China”).

2.	Party B has experience and human resources in respect of research and development of online game technology, marketing and day to daily operation and maintenance of online game facilities and system.

3.	Party A intends to retain Party B to provide operation and maintenance services related to online game, and Party B agrees to provide Party A such relevant services.

NOW, THEREFORE, after friendly consultations between two parties, it is hereby agreed as follows:

1.	Definition

Unless otherwise provided herein, the following terms as used in this Agreement shall have the meanings set forth below:

1.1	“Online Game” refers to Internet online games operated by Party A during the cooperation term, including but not limited to TLBB PC.

1.2

“Online Game Facilities and System” refers to hardware facilities and software systems purchased by Party A or Party B related to online game business, including but not limited to servers, computers and application software.

1.3

“Market Promotion” refers to market promotion services related to online game that are provided by Party B to Party A pursuant to this Agreement, and the purpose of these services is to raise brand recognition of Party B and its online games and expand the player base of Party B’s online games.

1.4	“Operation and Maintenance Service” refers to operation and maintenance services provided by Party B to Party A related to online game facilities and systems.

1.5	“Integrated Service” refers to Market Promotion Service and Operation and Maintenance Service.

1.6	“Integrated Service Fee” refers to the fees and expenses payable by Party A to Party B under Article 5.1 herein for the provision of Integrated Service by Party A under Article 3.

1.7	“Cooperation Term” refers to the term starting on January 1, 2021 and ending on the date that Party B ceases its operations or on such earlier termination date agreed upon in writing by both parties.

1.8

“Prudent Industry Practice” refers to those practices in the operation, maintenance and management of online-game facilities and systems to meet requirements in terms of security, efficiency, cost-effectiveness and reliability and other requirements of manufacturers or developers, that are widely recognized and followed by enterprises in the same industry as Party B , which practices may be changed from time to time.

2.	Exclusive Commission

Party A hereby appoints Party B as Party A’s exclusive and sole provider of Integrated Service; Party B accepts such retention by Party A and agrees to provide the Integrated Service in accordance with terms and conditions of this Agreement.

3.	Scope of Integrated Service

3.1	During the Cooperation Term, Party B shall, in loyal and efficient manner, provide to Party A following Market Promotion Service:

3.1.1	to design market promotion plans for Party A’s online game business subject to market practices;

3.1.2	to implement market promotion plans contemplated by Section 3.1.1;

3.1.3	to identify, communicate and negotiate with offshore operators for Party A’s online games;

3.1.4	to coordinate and handle the matters of Party A’s online game business, which involve third parties.

3.2	During the Cooperation Term, Party B shall, in loyal and efficient manner, provide to Party A following Operation and Maintenance Service:

3.2.1	to purchase required hardware facilities and software systems from appropriate suppliers in accordance with Party A’s online game development plan and construction plan;

3.2.2	to be responsible for the daily operation and maintenance of online game facilities and system according to the Prudent Industry Practice and the operation procedures approved by both parties;

3.2.3	to be responsible for the maintenance such as daily inspection, examination and repair, of online game facilities and system;

3.2.4	to manage the coordination, communication and commercial negotiation with IDC service providers.

3.3	Other services requested by Party A.

4.	Authorization

4.1

To ensure the efficient provision of the Integrated Service by Party B, Party A hereby irrevocably authorizes Party B (and its designated agent or an agent of such designated agent) as Party A’s agent to represent Party A on behalf of Party A or in other manner (at the agent’s discretion):

4.1.1	to execute relevant documents or other documents with the third party (including supplier and customer);

4.1.2	to handle any matters under this Agreement that Party A is liable to do, but have not done by Party; and

4.1.3	to execute all necessary documents and do any and all necessary acts and things in order for Party B to fully exercise any or all of its power authorized pursuant to this Agreement.

4.2	If necessary, Party A may issue a separate power of attorney to Party B regarding certain matters upon Party B’s request at any time.

4.3	Party A shall confirm and ratify any and all actions taken or contemplated actions to be taken by Party B or any of its designated agents pursuant to this Agreement.

5.	Payment and Settlement of Integrated Service Fee

5.1

In consideration of Integrated Service provided by Party B to Party A, Party A shall pay Party B the Integrated Service Fee equal to the amount of the cost of each of following items plus 10% of such cost:

5.1.1	The wages, salaries and welfare of following personnel of Party B who provide the services to Party A:

(a)	operation management personnel of online game;

(b)	customer service stuff;

(c)	online game test personnel;

(d)	personnel for marketing and business development;

5.1.2

The purchase price of any outsourcing software, servers, computers or other electronic equipments by Party B in order to provide services to Party A. the above expense shall be paid in depreciation method according to Chinese accounting principle and relevant regulations of tax law.

5.1.3

The expense for renting the bandwidth and IDC escrow fee paid by Party B to the Internet access service provider for providing services to Party A. Party B shall not enter into the agreements with Internet access service provider to determine rent of bandwidth and IDC escrow fee without Party A’s prior approval.

5.1.4

The rent of offices and decoration fee (including furniture) of offices paid by Party B for providing services to Party A. Both parties agree that rent of offices and decoration fee shall be determined as the product of (x) the proportion between the number of employee who provides services to Party A and the total number of Party B’s employee and (y) the total expenses of rent and decoration fee.

5.1.5	The advertising fee and Market Promotion fee paid by Party B for promoting Party A’s products.

5.1.6	Other reasonable expense regarding operation incurred by Party B’s stuffs providing service to Party A, including but not limited to the expense of travel, transportation, call, mail and so on.

5.1.7

The expense incurred by Party B’s logistics supporting department, including wages, salaries and welfare of logistics stuffs and other reasonable fee regarding operation. The expense shall be calculated as 50% of its total actual expense incurred.

5.2	Settlement

Party B shall submit the amount of above fees to Party A for Party A’s verification before the 20th day of each month. If necessary, Party A may examine fees submitted by Party B by itself or registered accountant engaged by Party A, and Party B shall provide assistance.

5.3	Payment

Party A shall promptly pay Integrated Service Fee to the bank account designated by Party B after the monthly settlement is verified.

6.	Party A’s Promises

Party A agrees and undertakes during the Cooperation Term:

6.1

Party A shall, upon reasonable requests by Party B from time to time, allow Party B or the person designated by it to review and obtain the financial report, financial statement or other material with regard to Party A’s financial status, business and operation;

6.2	Party A shall obtain all government approvals, permits and licenses related to the projects and other business operated at its own expense and keep them fully effective;

6.3

If Party A acknowledges any event of default, it shall notify promptly Party B of any event of default, and provide Party A with the detailed information regarding any measures to remedy or alleviate the effect of such event and protect Party B’s interests;

6.4

During the Cooperation Term, Party A shall comply with terms and conditions of this Agreement; and Party A shall not cause or permit the operation of online game business in any manner which violates the PRC laws or regulations;

6.5	Party A shall pay up any due debt and damages, or cause the payment of these debt to be settled or paid;

6.6	Party A shall pay in due course any registration fee, tax, fine, penalty or their interest payable in accordance with laws;

6.7	Party A shall provide Party B with all agreements with respect to relative projects upon Party B’s reasonable requests from time to time, and keep relevant accurate, complete and latest records.

7.	Party B’s Promises

Party B agrees and undertakes during the Cooperation Term:

7.1	Party B shall obtain all government approvals, permits and licenses in order to provide Integrated Service and keep them fully effective;

7.2

If Party B acknowledges any event of default, it shall notify promptly Party A of any event of default, and provide Party B with the detailed information regarding any measures to remedy or alleviate the effect of such event and protect Party A’s interests;

7.3	During the Cooperation Term, Party B shall comply with terms and conditions of this Agreement; and would not provide the Integrated Service in any manner which may violates PRC laws or regulations;

7.4

Party B shall employ sufficient and qualified employees to perform duty of providing Integrated Service. Party B shall guarantee its employees will provide services to Party A in loyal and efficient manner;

7.5

Party B shall constitute detailed management and Integrated Services procedure in accordance with the Prudent Industry Practice. Party B shall also establish, record and keep the data and files of outsourcing management and Integrated Services;

7.6	Party B shall establish and keep accurate, complete and latest records of provision of Integrated Service.

8.	Tax

8.1	Both parties agree each party shall pay taxes incurred by performing this Agreement in accordance with PRC laws and regulations.

8.2	Both parties shall pay respectively relevant expenses with respect to this Agreement.

9.	Representations and Warrants

Each Party represents and warrants to other party upon the execution of this Agreement:

9.1	This party has all power and authorization to execute this Agreement and perform the obligation hereunder;

9.2	The provisions of this Agreement constitutes legal, valid and binding obligations to this party;

9.3

The execution of this Agreement and performance of its duties hereunder will not violate or conflict with the terms, provision or condition of its articles of association, or cause the violation or default of above terms, provisions or conditions.

10.	Indemnification and Limitation of Liability

10.1	Indemnification

10.1.1

Party B shall hold harmless and indemnify Party A against any and all losses, damages, expenses, liabilities, litigation, penalty, or any other relevant expenses, including but not limited to the legal fee or expense paid by Party A, arising from any breach of duty by Party B’s employee in purpose or due to material mistake.

10.1.2

Party A shall hold harmless and indemnify Party B against any and all losses, damages, expenses, liabilities, litigation, penalty, or any other relevant expenses, including but not limited to the legal fee or expense paid by Party A, arising from any breach of duty by Party A’s employee in purpose or due to material mistake.

10.2	Limitation of Liability

10.2.1

Notwithstanding the provision of Article 10.1.1, during each of contract terms, Party B’s liabilities for indemnification in accordance with Article 10.1.1 shall be capped to the actual Integrated Service Fee collected by Party B in the year the breach event is finished.

10.2.2

Notwithstanding the provision of Article 10.1.1, during each of contract terms, Party A’s liabilities for indemnification in accordance with Article 10.1.1 shall be capped to the actual Integrated Service Fee collected by Party B in the year the breach event is finished.

11.	Breach of Contract

11.1

Both parties shall perform this Agreement in good faith. Unless otherwise provided herein, any party who breaches the contract shall bear the liabilities for breach of contract pursuant to this Agreement and applicable laws; if more than one party breaches the Agreement, each party shall be responsible for the liability incurred by its breach of contract respectively. Notwithstanding above provision, neither party shall be responsible to the other party for any indirect loss or damage pursuant to this Agreement.

11.2

Both Parties agree and confirm, during the Cooperation Term, the request for compensation and actual performance are all remedies titled to the non-defaulting party; the non-defaulting party shall waive the right to terminate this Agreement due to the breach of contract by defaulting party in any circumstance during the Cooperation Term.

11.3	Notwithstanding other provisions of this agreement, the validity of the provisions of this article 11 shall not be affected by the termination of this agreement.

12.	Force Majeure

Force majeure under this Agreement refers to the disasters, wars, politic events, changes of laws, regulations and state policies. If the force majeure influences directly the performance of this Agreement by either or both parties, this affected party shall promptly inform the other party and its authorized appointee the circumstance of event, and shall furnish the detailed information of force majeure or the reason or effective certificate for failing to perform fully or partially this Agreement (such certificate shall be issued by the local notary authority where the force majeure occurs) within 15 days. Both parties will consult with each other to determine the performance of this Agreement to the extent affected by the force majeure and further decide whether the failure to perform fully or partially this Agreement by the Party affected from the force majeure would be agreed.

13.	Termination

13.1	This Agreement may only be terminated under following circumstances:

13.1.1	The terminate of this Agreement agreed by both parties;

13.1.2	The expiration of Cooperation Term and no intention for extending the Cooperation Term by both parties; or

13.1.3	Failure of performance of this Agreement due to force majeure.

13.2	Rights and Obligations of Both Parties upon Termination

13.2.1	If this Agreement is terminated in accordance to Article 13.1.1, rights and obligations of both parties shall be determined in accordance with termination agreement entered into by both parties;

13.2.2	If this Agreement is terminated in accordance to Article 13.1.2, both parties shall settle promptly according to the annual settlement provision under this Agreement; or

13.2.3

If this Agreement is terminated in accordance to Article 13.2.3, both parties shall promptly settle according to the annual settlement provision under this Agreement, either party shall not be liable to the other party as of the complete date of settlement and the liability for breach of contract before the occurrence of force majeure shall not be waived.

14.	Governing Law and Dispute Resolution

14.1

This Agreement shall be governed by and construed under the PRC laws which has been promulgated and been available in public, but if the promulgated and available PRC laws have no stipulation for the relevant matters, it shall refer to the general international commercial practice.

14.2	If any dispute arises out of or related to this Agreement, the Parties hereto shall firstly settle such dispute through friendly negotiations.

14.3

Should the disputes fail to be settled through negotiations within 60 days after one party notifies the other party of dispute matters, each Party may submit such dispute to the Beijing Arbitration Commission for arbitration in Beijing according to its then applicable arbitration rules. The arbitration award shall be final and binding upon all the Parties.

15.	Notice

Unless otherwise specified, any notifications or correspondences sent by either Party to the other pursuant to this Agreement shall be in Chinese.

16.	Miscellaneous

16.1

This Agreement shall become effective upon its execution. Any amendment, waiver, cancellation or termination made to any provision of this Agreement shall be in written, which shall take effect upon the execution by the Parties.

16.2

Unless one party of this Agreement agrees, the other party shall not disclose, use or apply any form of information relating to any party and/or this Agreement, including but not limited to the execution and the content of this Agreement. After the termination of this Agreement, the obligations of confidentiality under this Clause shall still be valid. However, this Clause provides herein: (1) not apply to such material or information that one party discloses the confidential data to its affiliated companies, professional consultants and employees, but on this circumstance, one party shall only provide them to persons or entities that are necessary to know them due to reasonable business; (2) shall not prevent any party from issuing or disclosing them in accordance with applicable laws, regulations or the relevant rules of the securities exchange.

16.3

This Agreement hereto constitutes the entire agreement between the Parties hereto with respect to the subject matter of this Agreement, and supersedes any prior intent, representation and understanding, and no modification or revision shall be made without the execution by the authorized representative of Parties in writing.

16.4

Any rights, powers and remedies conferred by any provision of this Agreement shall not exclude any other rights, powers or remedies enjoyed by such party in accordance with the law and other provisions of this agreement, and the exercise of its rights, powers and remedies by a party shall not exclude the exercise of other rights, powers and remedies enjoyed by such party.

16.5

To the extent permitted by PRC laws, each Party’s failure to exercise or delay in exercising any right under this Agreement shall not operate as a waiver thereof, and any single or partial exercise of any right shall not preclude the exercise of any other right.

16.6

All provisions of this Agreement are severable. If any provision of this Agreement is judged as invalid, illegal or non-enforceable, and the validity, legality and enforceability of any other provisions of this Agreement hereof shall not be affected or impaired in any way.

16.7	The original copy is in 4 copies; each party holds 2 copies respectively.

16.8	The appendix hereto constitutes an integral part of this Agreement and has the same legal effect with this Agreement.

(Signature Page)

IN WITNESS THEREFORE, the Parties hereof have caused this Agreement to be executed as of the date first written above in Beijing, China.

Party A: Beijing Gamease Age Digital Technology Co., Ltd. (SEAL)

Party B: Beijing Changyou Chuangxiang Software Technology Co.,Ltd. (SEAL)